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                                                                   EXHIBIT 10.21


April 19, 1999

Thomas L. Thomas



Dear Tom:

We are pleased that you are considering joining us at The Vantive Corporation (the Company). The purpose of this letter is to set forth the offer of employment that we have discussed.

We propose that you begin employment with the Company as Chief Executive Officer, reporting to the Board of Directors. The effective date of your employment will be April 19, 1999.

Your base salary, before deductions, computed on an annual basis and beginning on the date you become an employee of the Company, will be $400,000 per year. Such base salary will be paid in installments in accordance with the Company's payroll policy for services performed prior to the date of payment. You will participate in a bonus program with target amounts and objectives to be determined annually by the Board of Directors. For 1999, the target amount of your bonus will be $300,000, and $75,000 of that amount will be immediately and irrevocably payable to you five days following the effective date of your employment.

Subject to the approval of the Board of Directors and your execution of the Company's form of stock option agreement, you will be awarded stock options pursuant to the Company's Stock Option Plan to purchase 500,000 shares of Common Stock of the Company. These options will vest over a 48-month period at the rate of 6/48 after the first six months of employment and 1/48 per month thereafter. The price per share of these options will be the fair market value of a share of Common Stock of the Company as of the close of the market on the effective date of your employment.

In addition, subject to the approval of the Board of Directors, you will receive a restricted grant of the Common Stock of the Company in the amount of 25,000 shares. You will vest in these restricted shares as to one half of the total after one year following the effective date of your employment, if you are still employed by the Company on such date, and as to the remaining one half of the total two years following the effective date of your employment, if you are still employed by the Company on such date.

You will also be entitled to participate in the Executive Severance and Retention Plan adopted by the Company in November 1998.

This offer of employment is expressly subject to you executing the Company's standard form of non-disclosure agreement in the form enclosed with this letter, as well as your agreement to follow all other rules, guidelines and policies that the Company has adopted and may adopt from time to time. The non-disclosure agreement must be signed an returned to Vantive before the effective date of your employment.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or by the Company at any time and for any reason.

This offer of employment, along with the non-disclosure agreement, contains all the terms and conditions of your employment with the Company and supersedes any and all prior oral or written representations or agreements made by anyone employed by, or associated with the Company.

You will be entitled to receive all other benefits of employment generally available to the Company's other employees.

All amounts payable to you as taxable compensation will be subject to income tax withholdings as required by federal, state and/or local authorities and any other applicable withholding.


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We hope that you will accept this offer and look forward to you joining Vantive.
Please acknowledge your acceptance of this offer by signing and dating this letter and returning it to us. Thank you.

Very truly yours,

/s/ Peter Roshko
-------------------------
Peter Roshko




On behalf of the Board of Directors

I agree to the terms and conditions of employment set forth above:


/s/ Thomas L. Thomas
-------------------------
Thomas L. Thomas

April 19, 1999

Date


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